THE AES CORPORATION                                                EXHIBIT 11

STATEMENTS REGARDING COMPUTATION OF EARNINGS PER SHARE
FOR THE PERIODS ENDED JUNE 30, 1998 AND 1999

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
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                                                            THREE         THREE         SIX            SIX
                                                            MONTHS        MONTHS        MONTHS         MONTHS
                                                            ENDED         ENDED         ENDED          ENDED

                                                            6/30/98       6/30/99       6/30/98        6/30/99

-----------------------------------------------------------------------------------------------------------------
      ($ in millions, except per share amounts)
BASIC

    WEIGHTED AVERAGE SHARES
      OUTSTANDING                                            175.6          191.6        175.4          184.1
                                                         ==========   ============   ==========    ===========

    NET INCOME                                             $    71      $      71       $  136        $    58
                                                         ==========   ============   ==========    ===========

    PER SHARE AMOUNT                                       $  0.41      $    0.37       $ 0.77        $  0.31
                                                         ==========   ============   ==========    ===========

DILUTED

Weighted Average Number of Shares
   of Common Stock Outstanding                               175.6          191.6        175.4          184.1

Net effect of Dilutive Stock Options and
   Warrants Based on the Treasury Stock
   Method Using Ending Market Price                            4.7            4.5          4.6            4.2

Stock Units Allocated to the Deferred
   Compensation Plans for
   Executives and Directors                                    0.3            0.3          0.3            0.3

Effect of Tecons - Based on
   the If-Converted Method                                     6.9            6.9          6.9              -
                                                         ----------   ------------   ----------    -----------

    WEIGHTED AVERAGE SHARES
      OUTSTANDING                                            187.5          203.3        187.2          188.6
                                                         ==========   ============   ==========    ===========

    NET INCOME                                             $    71      $      71      $   136       $     58
Additional Contribution to Net Income if
  Tecons is fully converted                                      3              3            5              -
                                                         ----------   ------------   ----------    -----------
    ADJUSTED NET INCOME                                    $    74      $      74      $   141       $     58
                                                         ==========   ============   ==========    ===========

    PER SHARE AMOUNT                                       $  0.39      $    0.36      $  0.75       $   0.31
                                                         ==========   ============   ==========    ===========
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